Exhibit 10.20
STOCK PURCHASE AGREEMENT
by and among
MITCHAM CANADA LTD.,
As Buyer,
and
Brett Cameron, Teresa Marshall,
Steve and Ann Matthews,
As Sellers
Dated as of February 19, 2010

TABLE OF CONTENTS
Page
ARTICLE I
PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares	1
1.2 Purchase Price	2
1.3 Working Capital Adjustment	2
1.4 Earn-Out Payments	3
ARTICLE II
DELIVERIES ON THE CLOSING DATE

2.1 Closing	3
2.2 Deliveries by Cameron	3
2.3 Deliveries by Matthews	4
2.4 Deliveries by the Sellers	4
2.5 Deliveries by the Buyer	5
2.6 Costs; Transfer Taxes, and Fees	5
ARTICLE III
WARRANTIES REGARDING HOLDCO1 and HOLDCO2

3.1 Representations and Warranties Regarding Holdco1	6
3.2 Warranties Regarding Holdco2	7
ARTICLE IV
WARRANTIES REGARDING AES

4.1 Organization	9
4.2 Subsidiaries	10
4.3 Capitalization	10
4.4 Financial Statements and Other Financial Information	10
4.5 No Undisclosed Liabilities	10
4.6 Facilities	10
4.7 Tangible Personal Property	11
4.8 Contracts and Commitments	11
4.9 Permits	11
4.10 No Conflict or Violation	11
4.11 Books and Records	12
4.12 Litigation	12
4.13 Employment Matters	12
4.14 Compliance with Law	13
4.15 Intellectual Property	13
4.16 Tax Matters	15
4.17 Banking Relationships	15
4.18 No Other Agreements to Sell the Assets or Equity Interests of AES	15
4.19 Disclosure; No Material Misstatements	16
4.20 Payment of Special Dividend	16

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4.21 Accounts Receivable	16
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1 Organization of Buyer	17
5.2 Authorization	17
5.3 No Conflict or Violation	17
5.4 No Brokers	17
5.5 Sophistication; Information	17
ARTICLE VI
COVENANTS AND AGREEMENTS

6.1 Conduct of Business Prior to the Closing	18
6.2 Books and Records	18
6.3 Privacy	18
6.4 Confidentiality	19
6.5 Non-Competition	19
6.6 Further Assurances	20
6.7 Publicity	20
6.8 Tax Matters	20
6.9 Repayment of Indebtedness	21
ARTICLE VII
CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of the Sellers	21
7.2 Conditions to Obligations of Buyer	22
ARTICLE VIII
EARN-OUT PAYMENTS

8.1 Earn-Out Payments	22
8.2 Determination of Earn-Out Payments	22
8.3 Payment of the Earn-Out Payments	24
8.4 Earn-Out Payment Limitations	24
8.5 Operation of the Business	24
8.6 Definitions	24
ARTICLE IX
LIABILITY AND INDEMNIFICATION

9.1 Survival of Representations, Etc	25
9.2 Indemnification by the Sellers	25
9.3 Indemnification by Cameron	25
9.4 Indemnification by Matthews	25
9.5 Indemnification by the Buyer	26
9.6 Indemnification Procedures	26
9.7 Tax Indemnity	26
9.8 Limitations on Liability	27
9.9 Right of Setoff	27

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ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination	28
10.2 Effect of Termination	29
10.3 Waiver	29
ARTICLE XI
DEFINITIONS AND CONSTRUCTION

11.1 Defined Terms	29
11.2 Rules of Construction	36
ARTICLE XII
OTHER PROVISIONS

12.1 Notices	36
12.2 Entire Agreement	37
12.3 Assignment	37
12.4 Amendment or Modification; and Waiver	37
12.5 Severability	38
12.6 Burden and Benefit	38
12.7 Governing Law and Consent to Jurisdiction	38
12.8 Legal Fees	38
12.9 Expenses	38
12.10 Execution and Counterparts	39

EXHIBITS

A	Sellers’ Bank Account Information

B	Year-End Financial Statements and Current Balance Sheet

C	Exclusive Marketing Agreement

D	Cameron Employment Agreement

E	Van Caulart Employment Agreement

F	Cameron Promissory Note

G	Matthews Promissory Note

H	Authorized Capital of Holdco1

I	Authorized Capital of Holdco2

J	Authorized Capital of AES
DISCLOSURE SCHEDULE

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 19, 2010 (the “Effective Date”), is made by and among:
     Mitcham Canada Ltd., a company registered under the laws of Alberta, Canada under company number 89262 9486 RC0001 whose registered address is 2080 21st St N.E., Calgary, Alberta T2E 6S5 (the “Buyer”), and
     Brett Cameron and Teresa Marshall, husband and wife residing at 1008 Mackid Road NE, Calgary, Alberta, T2E 6A9 (individually and collectively referred to as “Cameron”); and Steve and Ann Matthews, husband and wife residing at R.R. #2, 344 Mustang Lane, Airdrie, Alberta T4B 2A4 (individually and collectively referred to as “Matthews”).
Cameron and Matthews are individually referred to as a “Seller” and collectively as the “Sellers.” The Buyer on the one hand, and the Sellers on the other hand, are individually referred to as a “Party” and collectively as the “Parties.”
RECITALS
     A. Cameron owns all of the issued and outstanding shares of capital stock of 796366 Alberta Ltd., an Alberta corporation (“Holdco1”), and Matthews owns all of the issued and outstanding shares of capital stock of 1185618 Alberta Ltd., an Alberta corporation (“Holdco2”).
     B. Holdco1 and Holdco2 own all of the issued and outstanding shares of capital stock of Absolute Equipment Solutions, Inc., an Alberta corporation (“AES”).
     C. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the issued and outstanding shares of capital stock of Holdco1 and Holdco2, and consequently to acquire through Holdco1 and Holdco2 all of the issued and outstanding shares of capital stock of AES, all according to the terms, but subject to the conditions and limitations set forth in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing recitals, the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale of Shares.
          (a) Upon the terms contained herein, on the Closing Date, Cameron will sell, transfer, and deliver to the Buyer, and the Buyer will purchase and acquire free and clear of all Encumbrances, all of the Holdco1 Shares, together with all of Cameron’s right, title and interest in and to Holdco1, and its assets including the shares and any other property of AES.

          (b) Upon the terms contained herein, on the Closing Date, Matthews will sell, transfer, and deliver to the Buyer, and the Buyer will purchase and acquire free and clear of all Encumbrances, all of the Holdco2 Shares, together with all of Matthew’s right, title and interest in and to Holdco1, and its assets including the shares and any other property of AES.
     1.2 Purchase Price.
          (a) The purchase price to be paid by Buyer to Cameron for the sale, transfer, assignment, conveyance and delivery of the Holdco1 Shares shall equal C$2,000,000.
          (b) The purchase price to be paid by the Buyer to Matthews for the sale, transfer, assignment, conveyance and delivery of the Holdco2 Shares shall equal C$2,000,000.
          (c) The Buyer shall pay to the Sellers their respective purchase price as follows:
               (i) On the Closing Date, the Buyer will pay each Seller C$1,100,000 in immediately available funds by wire transfer in accordance with the wire transfer instructions set forth opposite such Seller’s name on Exhibit A;
               (ii) On the Closing Date, the Buyer will deliver to Cameron the Cameron Promissory Note (representing C$750,000 principal amount); and the Buyer will deliver to Matthews the Matthews Promissory Note (representing C$750,000 principal amount);
               (iii) The balance of the purchase price (C$150,000 for each of Cameron and Matthews) shall be retained by the Buyer as a tax reserve (the “Tax Reserve Amount”). Such amount, as may be reduced pursuant to Section 9.7(c), shall be paid to the Sellers pursuant to Section 9.7(d).
     1.3 Working Capital Adjustment.
          (a) Within sixty (60) days after the Closing Date, the Buyer shall determine the Net Working Capital as of the Closing Date in accordance with GAAP, and shall provide the Sellers with written notice of such determination, along with reasonable supporting information and calculations (the “Buyer’s Determination”).
          (b) If either Seller objects to the Buyer’s Determination, then the Sellers shall provide the Buyer with written notice thereof within fifteen (15) days after receiving the Buyer’s Determination and shall include reasonable detail regarding such specific objections together with supporting documentation. In such notice, the Sellers shall appoint a joint representative (the “Seller’s Representative”) who will be authorized to resolve any issues with respect to the Net Working Capital as of the Closing Date.
          (c) If the Buyer and the Sellers’ Representative, working in good faith, are unable to agree on such disputed items of Net Working Capital as of the Closing Date on or prior to the ninetieth (90th) day following the Closing Date, then either the Buyer or the Sellers may refer such dispute to BDO Dunwoody LLP or, if that firm declines to act as provided in this Section 1.3(c), the Parties shall refer the dispute to a nationally recognized accounting firm acceptable to both the Sellers and the Buyer, which firm shall make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within 135 days following the Closing Date) and promptly shall notify the Parties in writing of its resolution. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. Each of the Buyer and the Sellers shall bear and pay one-half of the fees and other costs charged by such accounting firm. If the Sellers do not object to Buyer’s Determination within the time period and in the manner set forth in this Section 1.3(c) or if the Sellers accept Buyer’s Determination, the Net Working Capital as set forth in Buyer’s Determination shall become final and binding upon the Parties for all purposes hereunder. If the Sellers do object to Buyer’s Determination within the time period and in the manner set forth in the first sentence of this Section 1.3(c), then Buyer’s Determination shall become final and binding for all purposes hereunder except with respect to, and only to the extent of, those matters expressly objected to by the Sellers in such objection. The Net Working Capital as of the Closing Date as established pursuant to this Section 1.3(c) is referred to as the “Final Net Working Capital”.
          (d) If the Final Net Working Capital is in excess of C$150,000, then the Buyer shall pay the amount of such excess within five (5) Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds, one-half to Cameron and one-half to Matthews, to the accounts designated by Cameron and Matthews, respectively.
          (e) If the Final Net Working Capital is less than C$150,000, then each Seller shall pay to the Buyer one half of the amount of such difference within five (5) Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by the Buyer.
     1.4 Earn-Out Payments. In addition to the Purchase Price, the Buyer will pay any Earn-Out Payments to the Sellers (one-half to Cameron and one-half to Matthews) pursuant to the terms of ARTICLE VIII.
ARTICLE II
DELIVERIES ON THE CLOSING DATE
     2.1 Closing. The Closing will take place at the offices of AES, located at Unit L, 1338- 36th Avenue NE, Calgary, Alberta T2E6T6, at 10:00 a.m. local time on March 1, 2010, or at such other place, time and date as may be agreed in writing by Buyer and the Sellers (the “Closing Date”).
     2.2 Deliveries by Cameron. On the Closing Date, Cameron will deliver (or cause to be delivered) to the Buyer the following:
          (a) The original share certificates representing all of the Holdco1 Shares, duly endorsed by the registered holders thereof in favor of the Buyer (or as it may direct), together with duly executed stock powers endorsed in blank and such transfer instruments as the Buyer may reasonably request;

          (b) copies of all necessary shareholder consents and board resolutions required to authorize payment of the Special Dividend by Holdco1, together with copies of evidence that such Special Dividend was paid by Holdco1 to its shareholders;
          (c) written resignations (with effect as of the Closing Date) of all of the directors, officers, and employees of Holdco1;
          (d) copies of the charter documents and bylaws of Holdco1, and copies of all necessary shareholder consents and board resolutions required to complete the sale of the Holdco1 Shares, certified by the Secretary of Holdco1;
          (e) all existing instructions to any of Holdco1’s bankers, bank mandate forms and authorities, shall be revoked and shall be replaced with alternative instructions, bank mandate forms and authorities in such form as the Buyer may require;
          (f) a duly executed counterpart of the Cameron Employment Agreement; and
          (g) such other certificates or other documents as may be reasonably requested by the Buyer.
     2.3 Deliveries by Matthews. On the Closing Date, Matthews will deliver (or cause to be delivered) to the Buyer the following:
          (a) The original share certificates representing all of the Holdco2 Shares, duly endorsed by the registered holders thereof in favor of the Buyer (or as it may direct) together with a duly executed stock powers endorsed in blank and such transfer instruments as the Buyer may reasonably request;
          (b) copies of all necessary shareholder consents and board resolutions required to authorize payment of the Special Dividend by Holdco2, together with copies of evidence that such Special Dividend was paid by Holdco1 to its shareholders;
          (c) written resignations (with effect as of the Closing Date) of all of the directors, officers, and employees of Holdco2;
          (d) Copies of the charter documents and bylaws of Holdco2, and copies of all necessary shareholder consents and board resolutions required to complete the sale of the Holdco2 Shares, certified by the Secretary of Holdco2;
          (e) all existing instructions to any of Holdco2’s bankers, bank mandate forms and authorities, shall be revoked and shall be replaced with alternative instructions, bank mandate forms and authorities in such form as the Buyer may require; and
          (f) such other certificates or other documents as may be reasonably requested by the Buyer.
     2.4 Deliveries by the Sellers. On the Closing Date, the Sellers shall deliver to the Buyer the following:

          (a) written resignations (with effect as of the Closing Date) of all of the directors and officers of AES;
          (b) copies of all necessary shareholder consents and board resolutions required to authorize payment of the Special Dividend by AES, together with copies of evidence that such Special Dividend was paid by AES to Holdco1 and Holdco2;
          (c) all existing instructions to any of AES’ bankers, bank mandate forms and authorities, shall be revoked and shall be replaced with alternative instructions, bank mandate forms and authorities in such form as the Buyer may require;
          (d) a duly executed counterpart of the Exclusive Marketing Agreement, executed by Absolute Tracking Solutions Ltd., an Alberta limited liability company;
          (e) a duly executed counterpart of the Van Caulart Employment Agreement, executed by Paul Van Caulart;
          (f) a certificate executed by a duly authorized officer of Holdco1 and Holdco2, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2 have been fulfilled;
          (g) a duly executed consent from Narland Properties (McCall) Ltd. issued in connection with Section 13 of that certain Lease dated August 2, 2005, between Narland Properties (McCall) Ltd. and AES; and
          (h) such other certificates or other documents as may be reasonably requested by the Buyer.
     2.5 Deliveries by the Buyer. The Buyer will deliver (or cause to be delivered) to the Sellers on the Closing Date the following:
          (a) the cash consideration to be paid to each Seller as set forth in Section 1.2(c)(i);
          (b) a duly executed counterpart of the Cameron Promissory Note;
          (c) a duly executed counterpart of the Matthews Promissory Note;
          (d) a duly executed counterpart of the Cameron Employment Agreement; and
          (e) such other certificates or other documents as may be reasonably requested by the Sellers.
     2.6 Costs; Transfer Taxes, and Fees. Each Seller will be responsible for any documentary and transfer Taxes and any sales, use, or other Taxes (other than stamp taxes or duties) imposed by Canada and any Government Agency in Canada by reason of the transfers of such Shares provided hereunder, and any deficiency, interest, or penalty asserted with respect thereto. The Buyer will pay the fees and costs of recording or filing all applicable conveyancing instruments required in connection with the transactions contemplated by this Agreement.
ARTICLE III
WARRANTIES REGARDING HOLDCO1 and HOLDCO2
     3.1 Representations and Warranties Regarding Holdco1. Cameron hereby represents and warrants to the Buyer as follows:
          (a) Authorization; Due Execution. Cameron has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Documents to which he is a party and to consummate the transactions contemplated herein and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Cameron and is enforceable against Cameron in accordance with the terms of the Agreement, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).
          (b) Consents and Approvals. Cameron has obtained all notices to, declarations, filings or registrations with, or authorizations, consents, or approvals of, or Permits from, any Person, required to be made or obtained by Cameron in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein. Evidence of the receipt of all consents and other documentation required pursuant to this Section 3.1(b) is included in Section 3.1(b) of the Disclosure Schedule.
          (c) Non-contravention. Neither the execution and delivery by Cameron of this Agreement and the Ancillary Documents to which he is a party nor consummation or performance by Cameron of the transactions contemplated hereby or thereby will (i) violate any laws or regulations of Canada, (ii) violate any order, judgment, decree or other restriction to which Cameron is a party or by which Cameron is bound, or (iii) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any governmental agency of Canada or any other third party.
          (d) No Brokers. Cameron has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer or Holdco1 shall have any liability after the Closing Date.
          (e) Litigation. There is no legal proceeding pending, or, to the knowledge of Cameron, threatened against or affecting Cameron or Holdco1.
          (f) No Undisclosed Liabilities. There is no liability, contingent or otherwise, of Holdco1 that is not reflected in Section 3.1(f) of the Disclosure Schedule.
          (g) Employment Matters. Other than those listed in Section 3.1(g) of the Disclosure Schedule, Holdco1 does not have any employees. Holdco1 has not violated any law or Court Order or Employment Statute regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation any laws, orders, judgments, or awards relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards, or occupational health and safety. Holdco1 is in compliance with all applicable employment statutes. Holdco1 has withheld and paid to the appropriate governmental authority all amounts required to be withheld from compensation paid to employees of Holdco1, if any, and is not liable in arrears for any Taxes or penalties or other sums for failure to withhold and pay applicable Taxes.
          (h) Capitalization.
               (i) The authorized capital stock of Holdco1 is as set out on Exhibit H attached hereto and the issued and outstanding capital stock of Holdco1 consists of 1,000 Class A shares and 1,000 Class C shares, and Cameron owns all of the issued and outstanding shares.
               (ii) Holdco1 has not granted any options to purchase its capital stock. Holdco1 has no outstanding warrants to purchase, or any other securities convertible or exercisable into, any shares of its capital stock. Holdco1 has not exercised or purported to exercise any lien over any of its issued share capital.
               (iii) All of the Holdco1 Shares have been validly issued and fully paid. All of the Holdco1 Shares were issued in compliance with applicable securities laws and in accordance with the articles of incorporation and bylaws of Holdco1 from time to time in force.
          (i) Ownership of Stock. Cameron is the record and beneficial owner of the number of Holdco1 Shares, and those Holdco1 Shares are owned by Cameron free and clear of all Encumbrances, and no commitment has been given to create an Encumbrance affecting the Holdco1 Shares. Cameron has full authority to transfer pursuant to this Agreement all of the Holdco1 Shares owned by Cameron, free and clear of all Encumbrances.
          (j) Marketable Title. The delivery by Cameron to the Buyer of the certificates representing the Holdco1 Shares owned by Cameron, when duly endorsed in blank or accompanied by stock powers endorsed in blank, will vest the Buyer on the Closing Date with good and marketable title to all of the Holdco1 Shares, free and clear of all Encumbrances.
          (k) Residency. Cameron is not a non-resident of Canada within the meaning of the Income Tax Act (Canada), including without restriction, section 116 thereof.
          (l) Payment of Special Dividend.
               (i) The board of directors of Holdco1 has duly authorized the payment of a special dividend in the amount of at least C$675,000 to the shareholders of Holdco1; and
               (ii) Holdco1 has paid the special dividend to the shareholders of Holdco1.
     3.2 Warranties Regarding Holdco2. Matthews hereby represents and warrants to the Buyer as follows:

          (a) Authorization; Due Execution. Matthews has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Documents to which he is a party and to consummate the transactions contemplated herein and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Matthews and is enforceable against Matthews in accordance with the terms of the Agreement, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).
          (b) Consents and Approvals. Matthews has obtained all notices to, declarations, filings or registrations with, or authorizations, consents, or approvals of, or Permits from, any Person, required to be made or obtained by Matthews in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein. Evidence of the receipt of all consents and other documentation required pursuant to this Section 3.2(b), the failure to obtain which would have a material adverse effect, is included in Section 3.2(b) of the Disclosure Schedule.
          (c) Non-contravention. Neither the execution and delivery by Matthews of this Agreement and the Ancillary Documents to which he is a party nor consummation or performance by Matthews of the transactions contemplated hereby or thereby will (i) violate any laws or regulations of Canada, (ii) violate any order, judgment, decree or other restriction to which Matthews is a party or by which Matthews is bound, or (iii) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any governmental agency of Canada or any other third party.
          (d) No Brokers. Matthews has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer or Holdco2 shall have any liability after the Closing Date.
          (e) Litigation. There is no legal proceeding pending, or, to the knowledge of Matthews, threatened against or affecting Matthews or Holdco2.
          (f) No Undisclosed Liabilities. There is no liability, contingent or otherwise, of Holdco2 that is not reflected in Section 3.2(f) of the Disclosure Schedule.
          (g) Employment Matters. Other than those listed in Section 3.2(g) of the Disclosure Schedule, Holdco2 does not have any employees. Holdco2 has not violated any law or Court Order or Employment Statute regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation any laws, orders, judgments, or awards relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards, or occupational health and safety. Holdco2 is in compliance with all applicable employment statutes. Holdco2 has withheld and paid to the appropriate governmental authority all amounts required to be withheld from compensation paid to employees of Holdco2, if any, and is not liable in arrears for any Taxes or penalties or other sums for failure to withhold and pay applicable Taxes.

          (h) Capitalization.
               (i) The authorized capital stock of Holdco2 is as set out on Exhibit I attached hereto and the issued and outstanding capital stock of Holdco1 consists of 200 Class A shares, and Matthews owns all of the issued and outstanding shares.
               (ii) Holdco2 has not granted any options to purchase its capital stock. Holdco2 has no outstanding warrants to purchase, or any other securities convertible or exercisable into, any shares of its capital stock. Holdco2 has not exercised or purported to exercise any lien over any of its issued share capital.
               (iii) All of the Holdco2 Shares have been validly issued and fully paid. All of the Holdco2 Shares were issued in compliance with applicable securities laws and in accordance with the articles of incorporation and bylaws of Holdco2 from time to time in force.
          (i) Ownership of Stock. Matthews is the record and beneficial owner of the number of Holdco2 Shares, and those Holdco2 Shares are owned by Matthews free and clear of all Encumbrances, and no commitment has been given to create an Encumbrance affecting the Holdco2 Shares. Matthews has full authority to transfer pursuant to this Agreement all of the Holdco2 Shares owned by Matthews, free and clear of all Encumbrances.
          (j) Marketable Title. The delivery by Matthews to the Buyer of the certificates representing the Holdco2 Shares owned by Matthews, when duly endorsed in blank or accompanied by stock powers endorsed in blank, will vest the Buyer on the Closing Date with good and marketable title to all of the Holdco2 Shares, free and clear of all Encumbrances.
          (k) Residency. Matthews is not a non-resident of Canada within the meaning of the Income Tax Act (Canada), including without restriction, section 116 thereof.
          (l) Payment of Special Dividend.
               (i) The board of directors of Holdco2 has duly authorized the payment of a special dividend in the amount of at least C$675,000 to the shareholders of Holdco2; and
               (ii) Holdco2 has paid the special dividend to the shareholders of Holdco2.
ARTICLE IV
WARRANTIES REGARDING AES
     Each Seller hereby represents and warrants, jointly and severally, to the Buyer as follows:
     4.1 Organization. AES is a private corporation organized, duly formed and validly existing under the laws of Alberta, Canada, with full corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. AES is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties owned or leased and the nature of its activities makes such qualification necessary.
     4.2 Subsidiaries. AES has no direct or indirect subsidiaries. AES has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture, or other entity.
     4.3 Capitalization.
          (a) The authorized capital stock of AES is as set out on Exhibit J attached hereto and the issued and outstanding capital stock of AES consists of 6,000 shares (collectively, the “AES Shares”), and Holdco1 owns 3,000 Class A Shares and Holdco2 owns 3,000 Class B shares.
          (b) AES has not granted any options to purchase its capital stock. AES has no outstanding warrants to purchase, or any other securities convertible or exercisable into, any shares of its capital stock. AES has not exercised or purported to exercise any lien over any of its issued share capital.
          (c) All of the AES Shares have been validly issued and fully paid. All of the AES Shares were issued in compliance with applicable securities laws and in accordance with the articles of incorporation and bylaws of AES from time to time in force.
     4.4 Financial Statements and Other Financial Information.
          (a) AES has delivered to Buyer the Year-End Financial Statements and Current Balance Sheet (copies of which are attached as Exhibit B). Each of the Year-End Financial Statements and Current Balance Sheet (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of AES, and (ii) fairly and accurately present in all material respects the assets, Liabilities and financial condition of AES as of the respective dates thereof and the results of operations and changes in cash flows of AES for the periods then ended.
          (b) AES has no Liabilities or other material obligations of any nature (whether accrued, absolute, contingent, or otherwise), except (i) as reflected or reserved against in the Current Balance Sheet, or (ii) obligations arising under the Material Contracts.
     4.5 No Undisclosed Liabilities. There is no liability, contingent or otherwise, of AES that is not reflected or reserved against in the Current Balance Sheet, other than liabilities that are (a) liabilities incurred in the ordinary course of business and consistent with past practices of AES since August 31, 2009; (b) liabilities that would not be required to be presented in unaudited interim financial statements prepared in conformity with GAAP; or (c) liabilities arising under this Agreement.
     4.6 Facilities.
          (a) Owned Real Property. AES does not currently own any real property, and has not owned any real estate since its initial formation.

          (b) Leases or Other Agreements. Section 4.6 of the Disclosure Schedule lists all of the leases, subleases, licenses, occupancy agreements, options, rights, concessions, or other agreements or arrangements (written, oral, or any other character) granting to any person the right to purchase, use or occupy any facility, to which AES is or has been a party or guarantor since its initial formation.
     4.7 Tangible Personal Property. AES has good and marketable title to the tangible personal property that is listed on the Current Balance Sheet, free and clear of any Encumbrances. All such tangible property is in good operating condition and repair, subject to ordinary wear and tear, and is usable in the ordinary course of business and, to the Knowledge of the Sellers, conforms in all material respects to all applicable laws relating to their construction, use, and operation.
     4.8 Contracts and Commitments.
          (a) Contracts. Section 4.8(a) of the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts to which AES is a party or bound, or to which AES is a guarantor. Prior to the Closing Date, the Sellers have made available to Buyer true, correct, and complete copies of all of the Material Contracts, including all amendments and supplements thereto.
          (b) Absence of Defaults. All of the Material Contracts are valid, binding, and enforceable in accordance with their terms. AES has complied in all material respects with the provisions of each of the Material Contracts and is not in Default thereunder, and no event or circumstance has occurred with notice or the lapse of time or both would be the basis for a Default thereunder.
     4.9 Permits. The Permits listed on Section 4.9 of the Disclosure Schedule collectively constitute all of the Permits necessary to permit AES to lawfully conduct and operate the Business in the manner that the Business is currently conducted and to permit AES to own and use its assets in the manner in which AES currently owns and uses its assets. AES is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit.
     4.10 No Conflict or Violation.
          (a) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance by any Seller with any of the provisions hereof, will (i) violate or conflict with any provision of the Organizational Documents of AES, (ii) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the assets of AES under any of the terms, conditions, or provisions of any contract or Permit, (iii) violate any law or Court Order, (iv) impose any Encumbrance on any of the assets of AES, or (v) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Permits that are held by AES or that otherwise relate to the Business or any of the assets of AES.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person (other than a governmental body) is required by or with respect to AES in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
     4.11 Books and Records. AES has made and kept Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of AES and the Business. The corporate minute book of AES previously delivered to the Buyer accurately and adequately reflects all material actions previously taken by the directors and officers of AES. The copies of the shareholder records of AES previously delivered to the Buyer are true and correct and accurately reflect all issuances and transfers of any AES Shares through and including the Closing Date. AES has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained Books and Records of AES.
     4.12 Litigation. There are no Actions pending or, to the Knowledge of the Sellers, threatened or reasonably anticipated (a) that are against, related to, or affecting (i) AES, the Business or the assets of AES, or (ii) any officers or directors of AES that are involved in the operations of the Business, (b) seeking to delay, limit, or enjoin the transactions contemplated in this Agreement, (c) against AES or any officer or manager of AES that involve the risk of criminal liability, or (d) that are related to the Business in which AES is a claimant. AES is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against AES, the Business, or the assets of AES.
     4.13 Employment Matters.
          (a) AES has not violated any law or Court Order or Employment Statute regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation any laws, orders, judgments, or awards relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards, or occupational health and safety. AES is in compliance with all applicable employment statutes. Section 4.13(a) of the Disclosure Schedule sets forth the names of all present employees of AES. AES has withheld and paid to the appropriate governmental authority all amounts required to be withheld from compensation paid to employees of AES and is not liable in arrears for any Taxes or penalties or other sums for failure to withhold and pay applicable Taxes. AES has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees. AES has no outstanding obligations towards, and is not required to make any payments for, any pensions or similar retirement plans for any employee.
          (b) AES is not liable to make any payment to any employee or former employee by way of damages (whether for breach of contract or otherwise) or compensation for loss of office or employment or for redundancy, protective awards, wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of service or for services.

          (c) No past employee has a right of return to work or has or may have a right to be reinstated or reengaged.
          (d) AES is not engaged or involved in any dispute arising out of, affected by or otherwise relating to the provisions of the Employment Statutes, and there are no circumstances known to the Sellers which could give rise to any such dispute.
          (e) AES has not received notice that it has not fully complied with the requirement of and applicable legislation concerning rights in respect of privacy and personal data.
     4.14 Compliance with Law. AES has not received any notice to the effect that, or otherwise been advised that, it is not in compliance in any material respect with all laws and Court Orders relating to AES, the Business, or the assets of AES, and no circumstances exist that are reasonably likely to result in violations of any of the foregoing.
     4.15 Intellectual Property.
          (a) AES Owned Intellectual Property. Section 4.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the Intellectual Property owned by AES, whether registered or unregistered. AES owns all right, title, and interest (including the sole right to enforce), in and to all such Intellectual Property free and clear of all Encumbrances. To the Knowledge of the Sellers, all such Intellectual Property is valid and enforceable. All Intellectual Property owned by AES has been recorded in the appropriate recording office and any and all maintenance fees have been paid with respect to any such Intellectual Property. There are no actions that must be taken within ninety (90) days after the Closing Date for the purposes of prosecuting, maintaining or renewing any such items of Intellectual Property, including the payment of any registration, maintenance or renewal fees, or the filing of any responses to office actions.
          (b) Inbound Licensing Agreements. Section 4.15(b) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts containing a license of or right to use any Intellectual Property from a third party to AES or pursuant to which AES must pay royalties, fees, and similar payments to any third party that owns or is a licensor of any Intellectual Property. A true and correct copy of each such Contract has been provided to Buyer. No third party who has licensed any Intellectual Property to AES has ownership rights or license rights to improvements or modifications made by or for AES in or to such Intellectual Property. No action, suit, proceeding, hearing, investigation, or complaint is pending or, to the Knowledge of the Sellers, threatened, nor has any claim or demand been made against AES which challenges the legality, validity, enforceability, or ownership of the underlying Intellectual Property for each such Contract. The consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not result in a breach, modification, cancellation, termination, suspension, or acceleration of any payments with respect to any such Contract.
          (c) Outbound License Agreements. Section 4.15(c) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts containing a license of (or covenant not to sue related to) Intellectual Property by AES to a third party. A true and correct copy of each such Contract has been provided to Buyer. The consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not result in a breach, modification, cancellation, termination, or suspension with respect to any such Contract.
          (d) Business IP. The Intellectual Property set out in Sections 4.15(a), 4.15(b), and 4.15(c) of the Disclosure Schedule constitutes all of the Intellectual Property that is related to or used in or held for use in connection with the operation of the Business (the “Business IP”). No Seller or Affiliate of a Seller (other than AES) has any right, title, or interest in or to any Business IP (including licenses of Business IP). There are no restrictions on AES’ right to sell products owned by or offer services provided by AES, in connection with the Business, or to transfer or license any Business IP. The Business IP is not subject to any pending or threatened opposition, cancellation, interference, or similar proceeding. AES has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Business IP, to any Person, or (ii) permitted AES’ rights in such Business IP to enter into the public domain.
          (e) Treatment of Confidential Information. AES has taken commercially reasonable steps to protect, maintain and preserve the secrecy and confidentiality of all trade secrets and confidential information of the Business, and any trade secrets and confidential information of third parties provided thereto, in accordance with the laws of the applicable jurisdictions where such trade secrets and confidential information are developed or disclosed. The Sellers have validly assigned all Intellectual Property for the benefit of AES.
          (f) No Infringement. The Business IP and operation of the Business do not infringe (either directly or indirectly, such as through contributory infringement or inducement of infringement), misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any jurisdiction to which AES or the Business is subject. AES has not received notice from any Person claiming that the Business IP or the operation of the Business infringes, misappropriates, or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor do the Sellers have knowledge of any basis therefor). There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Sellers, threatened against or affecting, AES (i) relating to the rights of AES to the Business IP, (ii) alleging that the use of the Business IP or any services provided, processes used or products manufactured, used, imported or sold by AES do or may conflict with, misappropriate, infringe or otherwise violate the rights of any Person in or to any Intellectual Property, or (iii) alleging that AES otherwise infringed, misappropriated or violated the rights of any Person in or to any Intellectual Property. To the knowledge of the Sellers, no Business IP has been adjudged invalid or unenforceable in whole or in part. Except as set forth on Section 4.15(f) of the Disclosure Schedule, to the Knowledge of the Sellers, no Person has infringed (ether directly or indirectly), misappropriated, or violated any of rights in the Intellectual Property owned or used by AES.
          (g) Liabilities. There is no present or future liability under any agreement to (i) provide indemnification for infringement of any third-party Intellectual Property rights, or (ii)

provide updates, enhancements, improvements, modifications, fixes, support, or maintenance for any material Intellectual Property used in the Business.
     4.16 Tax Matters. The Taxpayers have duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed prior to the Closing Date. All such Tax Returns are complete and accurate in all material respects. AES has not filed a Tax Return outside of Canada. AES has not filed, nor been a part of or played a role in filing, a consolidated or combined Tax Return. All Taxes due and owing by any of the Taxpayers on or before the Closing Date (whether or not shown on any Tax Return) have been paid. Neither the Taxpayers nor any entity liable for any Taxes (or filing a Tax Return) with respect to the Business or any of the assets of AES is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where Tax Returns have not been filed by any of the Taxpayers or with respect to the Business or any of the assets of AES that any of the Taxpayers or the Business or such assets of AES are or may be subject to taxation by that jurisdiction. Except as disclosed on Section 4.16 of the Disclosure Schedule, since September 1, 2009 and except as a result of the transactions contemplated by this Agreement, the Taxpayers have not incurred any liability for Taxes outside the ordinary course of business other than the transfers contemplated by this Agreement or otherwise inconsistent with past custom and practice. No deficiencies for Taxes with respect to any of the Taxpayers, any of the assets of AES or the Business have been claimed, proposed, or assessed by any Tax authority or other governmental authority. There are no pending (or, based on written notice to any of the Taxpayers, threatened) audits, assessments, investigations, disputes, claims, or other actions for or relating to any Liability in respect of Taxes of any of the Taxpayers or Taxes with respect to any of the assets of AES or the Business. There are no matters under discussion with any Tax authority or other governmental authority, or known to any of the Taxypayers, with respect to Taxes that are likely to result in any additional Liability for Taxes with respect to AES, any of the assets of AES or the Business. AES has delivered or made available to Buyer complete and accurate copies of all applicable Canadian Tax Returns including for the avoidance of doubt, Payroll taxes, income tax, benefits in kind and any other tax which maybe applicable to AES, any income Tax Returns of the Taxpayers and their predecessors for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all correspondence with and any other relevant revenue authority and all assessments against or agreed to by any of the Taxpayers or any predecessors since the last day of the last taxable year, if any, for which the applicable statute of limitations either open or closed, with respect to Taxes of any type. There are no Encumbrances for Taxes upon any property or asset of AES (other than for current Taxes not yet due and payable).
     4.17 Banking Relationships. Section 4.17 of the Disclosure Schedule sets forth a complete and accurate description of all arrangements that AES or the Business has with any banks, savings and loan associations, or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of AES in respect of any of the foregoing.
     4.18 No Other Agreements to Sell the Assets or Equity Interests of AES. Neither AES nor any of its officers, Representatives, or Affiliates has any commitment or legal obligation,

absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer, or effect a sale of any of the assets of AES, to sell or effect a sale of any equity interest in AES, to effect any merger, consolidation, liquidation, dissolution, or other reorganization of AES, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. AES is not now engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing.
     4.19 Disclosure; No Material Misstatements. The Sellers have disclosed to the Buyer all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the business or operations of AES. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Sellers to the Buyer or any of its Affiliates in connection with the negotiation of this Agreement or any Ancillary Documents delivered hereunder (as modified or supplemented by other information so furnished) contained, when taken as a whole at the time of delivery, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Sellers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to AES which could reasonably be expected to have a material adverse effect or in the future is reasonably likely to have a material adverse effect and which has not been set forth in this Agreement or the Ancillary Documents.
     4.20 Payment of Special Dividend.
          (a) The board of directors of AES has duly authorized the payment of a special dividend in the amount of at least C$1,350,000 to Holdco1 and Holdco2; and
          (b) AES has paid the special dividend to Holdco1 and Holdco2.
     4.21 Accounts Receivable. All accounts receivable of AES on the Current Balance Sheet (collectively, the “Receivables”), (a) are valid and existing, (b) represent monies due for goods sold and delivered or services rendered in the ordinary course of business, (c) are not subject to any refunds or adjustments required by GAAP or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances, and (d) to the knowledge of the Sellers are fully collectible except to the extent of the reserves therefor on the Current Balance Sheet. There are no disputes regarding the collectability of any such Receivables for which AES has sent a demand letter or initiated other formal debt collection proceedings. To the knowledge of AES, (x) the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and (y) none of the Receivables have been made subject to an assignment for the benefit of creditors
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE BUYER
     The Buyer hereby represents and warrants to each of the Sellers as follows:

     5.1 Organization of Buyer. The Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization with full corporate power and authority to conduct its business as such business is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement.
     5.2 Authorization. The Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement to consummate the transactions contemplated herein and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated herein have been duly approved by all necessary corporate or other necessary actions. No other corporate proceedings or actions on the part of the Buyer are necessary to authorize this Agreement and the transactions contemplated herein. This Agreement has been duly executed and delivered by the Buyer and is enforceable against the Buyer in accordance with the terms of the Agreement, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).
     5.3 No Conflict or Violation. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance by the Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of the Buyer, (b) violate, conflict with, or result in, or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon or with respect to any of the Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security, or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which the Buyer is a party or by which its assets are bound, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated in this Agreement, or (c) violate any law or Court Order.
     5.4 No Brokers. Neither the Buyer nor any of its respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Buyer or Sellers to pay any finder’s fee, brokerage fees, or commission or similar payment in connection with the transactions contemplated herein.
     5.5 Sophistication; Information. The Buyer is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Shares. The Buyer is able to bear the economic risk of this investment regarding Holdco1, Holdco2 and AES, is able to hold the Shares indefinitely and has a sufficient net worth to sustain a loss of its entire investment in Holdco1, Holdco2 and AES in the event such loss should occur. Buyer acknowledges and affirms that (a) it has been furnished with the information about Holdco1, Holdco2, AES and the Shares that it has desired and requested and provided access to the books, records, facilities, equipment, other properties and assets and (b) it has made its own independent inquiry, investigation, analysis and evaluation of Holdco1, Holdco2 and AES and has made all such reviews and inspections of the business, assets, results of operations, condition (financial and otherwise) and prospects of Holdco1, Holdco2 and AES as it has deemed necessary or appropriate, and based thereon, has formed an independent judgment concerning Holdco1, Holdco2 and AES and the Shares, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely on its own independent investigation, analysis and evaluation and the representations, warranties, covenants and agreements contained in this Agreement and has not relied on any statement or representation not made in this Agreement or the Disclosure Schedule.
ARTICLE VI
COVENANTS AND AGREEMENTS
Each of the Sellers and the Buyer each covenant and agree with the other as follows:
     6.1 Conduct of Business Prior to the Closing. The Sellers covenant and agree that, until the Closing Date, they will continue to conduct the business of Holdco1, Holdco2, and AES in the ordinary course except for actions expressly permitted or prescribed by this Agreement and such further matters as may be approved by Buyer in advance in writing.
     6.2 Access to Books and Records. Prior to the Closing Date, the Sellers will provide the Buyer will access to any information relating to the assets or businesses of Holdco1, Holdco2, or AES, upon reasonable request by the Buyer.
     6.3 Privacy. Each of the Sellers acknowledge and consent to the fact that Buyer is collecting the Sellers’ personal information (as that term is defined under applicable privacy legislation, in effect from time to time) for the purpose of completing this Agreement. Each of the Sellers acknowledge and consent to the Buyer retaining such personal information for as long as permitted or required by law or business practices. The Sellers further acknowledge and consent to the fact that the Buyer may be required by applicable Laws, to provide regulatory authorities with any personal information provided by the Sellers. Each of the Sellers represents and warrants that it has the authority to provide the consents and acknowledgements set out in this Section 6.3. In addition to the foregoing, the Sellers each acknowledge and agree that the Buyer may use and disclose the Seller’s personal information, and consents thereto, as follows:
          (a) for internal use with respect to managing the relationships between and contractual obligations of the Buyer and the Sellers;
          (b) for use and disclosure for income tax related purposes, including without limitation, where required by law, disclosure to the Canada Revenue Agency;
          (c) disclosure to any person to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure;
          (d) disclosure to professional advisers of the Buyer in connection with the performance of their professional services;

          (e) disclosure to a court determining the rights of the Parties under this Agreement; or
          (f) for use and disclosure as otherwise required or permitted by law.
     6.4 Confidentiality. Each of the Sellers acknowledges that he or she has knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance, and protection of the Business and related goodwill. Each of the Sellers hereby acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Buyer and its Affiliates or their respective customers, advertisers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets. Each of the Sellers hereby agrees that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Buyer and its Affiliates. Each of the Sellers hereby further acknowledges and agrees that Buyer and its Affiliates is likely to be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates in violation of this Agreement. Accordingly, subject to the provisions of this Section 6.4, each of the Sellers hereby covenants and agrees that he or she shall not, directly or indirectly, and shall use his or her reasonable best efforts to ensure that any agents and Affiliates (each of the Sellers and such agents and Affiliates being collectively referred to as, “Restricted Persons”) do not, without the prior written consent of Buyer, disclose, use, exploit, furnish, or make accessible to anyone or any other entity in violation of this Agreement, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time from and after the Closing Date until the tenth (10th) anniversary of this Agreement, except that a Restricted Person may disclose, use, exploit, furnish or make accessible a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item is or becomes generally known on a non-confidential basis to the public or persons in the industry not in violation by a Restricted Person of this Section 6.4, in which Buyer or AES is engaged.
     6.5 Non-Competition.
          (a) Each of the Sellers hereby agrees that for a five (5) year period following the Closing Date such Seller will not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner, or in any other capacity:
               (i) engage in the Business or in any business activity that competes with the Business in Canada or elsewhere in the world (the “Competitive Activities”);
               (ii) own any interest in, manage, operate, join, or control any business or organization that engages in a Competitive Activity;
               (iii) solicit (directly or indirectly) for employment any person or entity who is employed by AES (other than persons or entities (A) who respond to any public advertising without any other direct or indirect solicitation or (B) whose employment by any of the Buyer or AES has been terminated prior to the commencement of discussions with such person or entity); and
               (iv) solicit (directly or indirectly) for the benefit of a Competitive Activity or entice customers or distribution partners of AES to cease doing business with or reduce their relationship with AES;
provided, however, that the ownership of less than five percent (5%) of the outstanding equity interests in a publicly traded Person will not constitute a violation of this Section 6.5(a) so long as such Seller or such other Restricted Person does not have any active participation in the management of such entity.
          (b) Remedies. Each of the Sellers hereby expressly acknowledges that the covenants contained in this Section 6.5 are integral to the purchase of the Shares by Buyer and that without the protection of such covenants, Buyer would not have entered into this Agreement. Each of the Sellers hereby further acknowledges and agrees that money damages will be impossible to calculate and may not adequately compensate Buyer and/or its Affiliates in connection with an actual or threatened breach by a Restricted Person of the provisions of this Section 6.5. Accordingly, on his or her own behalf and on behalf of each of the other Restricted Persons, each of the Sellers hereby expressly waives all rights to raise the adequacy of the Buyer’s remedies at law as a defense if the Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of Section 6.5. In addition, the Buyer shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.5. Each of the Sellers hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the covenants in this Section 6.5 should such enforcement ever become necessary.
     6.6 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree to (a) use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated in this Agreement, (b) execute any documents, instruments, assignments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated herein, including, without limitation, any assignments of Intellectual Property and (c) cooperate with each other in connection with the foregoing.
     6.7 Publicity. No Seller shall reveal publicly the terms of this Agreement or of the Ancillary Documents except as required by law (including, if applicable, under applicable securities laws) without the prior written consent of the Buyer. The Parties agree that each Party may reveal the terms of this Agreement to any Representative or other advisor of a Party for purposes of Tax planning, responding to any dispute that may arise as a result of this Agreement or any other matter related to the performance by a Party of its obligations under this Agreement.
     6.8 Tax Matters.

          (a) Prior to the Effective Date, the Sellers will have caused Holdco1, Holdco2 and AES to file all federal and provincial income Tax Returns for the fiscal year ended August 31, 2009 and will have provided Buyer with copies of such Tax Returns.
          (b) The Parties hereby acknowledge that the transactions contemplated by this Agreement will trigger the year-end for Holdco1, Holdco2, and AES and consequent obligations for the filing of corporate Tax Returns for the periods immediately preceding the Closing Date (the “Stub Periods”). The Buyer shall prepare and file the Tax Returns for Holdco1, Holdco2, and AES for the Stub Period. Before Buyer files such Tax Returns, Buyer will give the Sellers an opportunity to review and comment on such Tax Returns; provided that the Buyer has the sole discretion, acting reasonably, whether to accept any of the Sellers’ comments with respect to such Tax Returns.
          (c) In the event that Buyer files any amended Tax Return or changes any related elections relating to a period (or portion thereof) ending on or before the Closing Date (a “Tax Return Amendment”), Buyer will give the Sellers an opportunity to review and comment on such Tax Return Amendment; provided that the Buyer has the sole discretion, acting reasonably, whether to accept any of the Sellers’ comments with respect to such Tax Return Amendment.
          (d) Sellers shall provide the Buyer with such cooperation and information as it reasonably may request with respect to Holdco1, Holdco2 and AES in filing any Tax Return, Tax Return Amendment or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Sellers shall bear their own expenses in complying with the foregoing provisions.
     6.9 Repayment of Indebtedness. The Sellers hereby acknowledge that AES has made a Special Dividend to Holdco1 and Holdco2; and that in connection with that Special Dividend, each Seller advanced to AES the amount of C$100,000 which is evidenced by a promissory note payable to such Seller (each a “Dividend Promissory Note”). The Sellers hereby agree that regardless of the terms and conditions contained in the Dividend Promissory Notes, from and after the Closing Date the Buyer will have no obligation to repay any portion of the Dividend Promissory Notes until the collected accounts receivables of AES exceeds C$200,000.
ARTICLE VII
CONDITIONS TO THE CLOSING
     7.1 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment by Buyer as of the Closing (as determined in the reasonable judgment of the Sellers), of each of the following conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE V of this Agreement will be true and correct in all material respects as of the Closing (other than such representations and warranties as are expressly made as of another date);

          (b) No Adverse Order. No Governmental Agency or court of competent jurisdiction will have issued any statute, rule, regulation, or other order which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and
          (c) No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Holdco1 Shares, the Holdco2 Shares and the AES Shares, or any other transaction contemplated hereby, will be pending or threatened.
     7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment by the Sellers as of the Closing (as determined in the reasonable judgment of the Buyer), of each of the following conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in ARTICLE III and ARTICLE IV of this Agreement will be true and correct in all material respects as of the Closing;
          (b) Compliance with Covenants. The Sellers will have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by the Sellers at or before the Closing;
          (c) Delivery of Stock Certificates. The Sellers will have delivered, and Buyer will have received, the Holdco1 Shares, Holdco2 Shares and the AES Shares at Closing together with properly executed stock powers;
          (d) No Adverse Order. No Governmental Agency or court of competent jurisdiction will have issued any statute, rule, regulation, or other order which has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and
          (e) No Litigation. No suit, claim, cause of action, investigation or other proceeding contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Holdco1 Shares, the Holdco2 Shares or the AES Shares or any other transaction contemplated hereby will be pending or to the knowledge of any of the Parties, threatened.
ARTICLE VIII
EARN-OUT PAYMENTS
     8.1 Earn-Out Payments. The Buyer will pay to the Sellers an Earn-Out Payment (if any) upon the satisfaction of certain financial milestones for the years 2010 and 2011, in accordance with this ARTICLE VIII.
     8.2 Determination of Earn-Out Payments.
          (a) No later than ninety (90) days after the completion of the 2010 Earn-Out Period and the 2011 Earn-Out Period, Buyer shall deliver to the Sellers a certificate of its chief executive officer or its chief financial officer setting forth in reasonable detail Buyer’s calculations of the Earn-Out Payment for the 2010 Earn-Out Period or the 2011 Earn-Out Period, as applicable (each, an “Earn-Out Notice”). For a period of fifteen (15) days following the Sellers’ receipt of such Earn-Out Notice, the Sellers (acting together) may request from Buyer additional financial information or other supporting documentation for any items relating to the calculations of such Earn-Out Payment. Buyer shall promptly deliver such requested information and documentation to the Sellers not later than fifteen (15) days following receipt of the Sellers’ request. The Sellers (acting together) shall have the right within thirty (30) days following the later of Sellers’ receipt of such Earn-Out Notice or Sellers’ receipt of the additional information requested (provided, however, that Sellers shall be deemed to have received all such information unless Sellers deliver to Buyer, within five (5) days of their receipt of information from Buyer that Buyer indicates is responsive, written notice that specifies with particularity the information that Sellers believe was not so delivered) to object to Buyer’s calculation of such Earn-Out Payment as set forth in such Earn-Out Notice. Any objection made by the Sellers shall be accompanied by a detailed explanation of the basis for such objection together with any materials that support the Seller’s objections. Buyer and the Sellers shall meet to resolve any differences in their respective positions with respect to Buyer’s calculation of such Earn-Out Payment as set forth in such Earn-Out Notice. If the Parties are unable to agree upon the amount of such Earn-Out Payment, Buyer or the Sellers may submit the matter to be resolved through a binding arbitration procedure conducted in accordance with Section 8.2(b). If there is no timely objection by the Sellers (acting together) as provided above, Buyer’s calculation of such Earn-Out Payment as set forth in such Earn-Out Notice shall be binding and final for purposes of this Agreement. If there is a timely objection by the Sellers as provided above, such Earn-Out Payment set forth in such Earn-Out Notice as revised, if applicable, by the agreement of Buyer and the Sellers or through arbitration as provided in Section 8.2(b), as applicable, shall be binding and final for purposes of this Agreement.
          (b) If Sellers (acting together) timely object to any determinations set forth in the Earn-Out Notice, then the Sellers (acting together) shall refer such dispute to BDO Dunwoody LLP, and if BDO Dunwoody is unavailable, the Parties shall refer the dispute to a nationally recognized accounting firm acceptable to the Buyer and the Sellers, which accounting firm shall make a final and binding determination as to all such matters in dispute which must have been raised prior to submitting such dispute to such accounting firm as provided for in Section 8.2(a) above (and only such matters) on a timely basis and promptly shall notify the Sellers in writing of its resolution. The accounting firm shall be instructed by the Buyer and the Sellers (acting together) to resolve all such matters in dispute within thirty (30) days of its engagement consistent with the terms of this Agreement. Buyer and the Sellers shall each bear and pay one-half of the fees and other costs charged by the accounting firm. Buyer and the Sellers shall cooperate and provide each other and the accounting firm access to their respective books and records as are reasonably requested in connection with the matters addressed in this Section 8.2(b).
          (c) Buyer and the Sellers agree that they will, and that they will cause their respective representatives to, cooperate and assist in the calculation of the Earn-Out Payment for either the 2010 Earn-Out Period or the 2011 Earn-Out Period and in the conduct of the reviews referred to in the foregoing sections hereof, including making available, to the extent necessary, books, records, work papers and personnel.

     8.3 Payment of the Earn-Out Payments. Following the final determination of the Earn-Out Payment for either the 2010 Earn-Out Period or the 2011 Earn-Out Period in accordance with Section 8.2(a), if there is an Earn-Out Payment owing to the Sellers, Buyer shall promptly (but in any event within five (5) Business Days of such final determination) pay to each of Cameron and Matthews one-half of such Earn-Out Payment by wire transfer in immediately available funds to such account as each Seller may direct in writing.
     8.4 Earn-Out Payment Limitations. Notwithstanding anything to the contrary contained herein, the aggregate of the 2010 Earn-Out Payment and the 2011 Earn-Out Payment shall in no event exceed C$750,000.
     8.5 Operation of the Business. Sellers hereby acknowledge and agree that Buyer shall have the right to operate the Business, AES, Holdco1 and Holdco2 in its sole and absolution discretion, and in no event shall Buyer have any obligation or duty to the Sellers to attempt to maximize any Earn-Out Payment.
     8.6 Definitions. The following terms used in this ARTICLE VIII shall have the following meanings:
          (a) “Earn-Out Payment” means the 2010 Earn-Out Payment or the 2011 Earn-Out Payment, as applicable.
          (b) “Net Revenue” means the gross revenue of AES related to the Business less returns, allowances and credits, as such amounts are determined by the Buyer in accordance with GAAP, and as reflected in the consolidated financial statements of Mitcham Industries, Inc.
          (c) “2010 Earn-Out Payment” is based on the Net Revenues for the 2010 Earn-Out Period and is determined as follows:

Net Revenue for the 2010 Earn-Out Period	2010 Earn-Out Payment
Less than C$3,100,000	Zero

C$3,100,000 or more up to C$3,750,000	C$150,000

More than C$3,750,000	C$300,000

          (d) “2011 Earn-Out Payment” is based on the Net Revenues for the 2011 Earn-Out Period and is determined as follows:

Net Revenue for the 2011 Earn-Out Period	2011 Earn-Out Payment
Less than C$4,000,000	Zero

C$4,000,000 or more up to C$4,250,000	C$250,000

More than C$4,250,000	C$450,000
          (e) “2010 Earn-Out Period” means the twelve month period beginning on the first day of the month in which the Closing Date occurs.
          (f) “2011 Earn-Out Period” means the twelve month period beginning on the first date after the end of the 2010 Earn-Out Period.
ARTICLE IX
LIABILITY AND INDEMNIFICATION
     9.1 Survival of Representations, Etc. All of the representations and warranties made by each Party in this Agreement shall survive for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) twenty-four (24) months following the Closing Date, except that the representations and warranties made in Sections 3.1(f), 3.1(j), 3.2(f), 3.2(j) and 4.16 shall survive indefinitely. The termination of the representations and warranties provided herein shall not affect the rights of a Party in respect of any Claim (as defined below) made by such Party in a writing received by the applicable Party prior to the expiration of the applicable survival period provided herein.
     9.2 Indemnification by the Sellers. Subject to limits set forth in Section 9.8, each of the Sellers shall, jointly and severally, indemnify, save, defend, and hold harmless the Buyer and its Affiliates and their respective Representatives, from and against any and all claims, losses, liabilities, obligations, damages, lawsuits, deficiencies, demands, costs, expenses (including reasonable attorneys’ fees and all amounts paid in the investigation, defense, or settlement of any of the foregoing) (collectively “Claims”) in connection with, arising out of or resulting from any breach of any (a) representation or warranty contained in ARTICLE IV, and (b) agreement or covenant by the Sellers contained in or made pursuant to this Agreement or any of the transactions contemplated herein. Where any liability of the Sellers has already been reserved or accounted for in the calculation of Final Net Working Capital, the Sellers’ liability for indemnification hereunder shall be credited accordingly so as to avoid duplication.
     9.3 Indemnification by Cameron. Subject to limits set forth in Section 9.8, Cameron shall indemnify, save, defend, and hold harmless the Buyer and its Affiliates and their respective Representatives, from and against any and all Claims in connection with, arising out of or resulting from (a) any breach of any representation or warranty contained in Section 3.1, and (b) agreement or covenant by Cameron (severally and not jointly with the other Seller) contained in or made pursuant to this Agreement or any of the transactions contemplated herein.
     9.4 Indemnification by Matthews. Subject to limits set forth in Section 9.8, Matthews shall indemnify, save, defend, and hold harmless the Buyer and its Affiliates and their respective

Representatives, from and against any and all Claims in connection with, arising out of or resulting from (a) any breach of any representation or warranty contained in Section 3.2, and (b) agreement or covenant by Matthews (severally and not jointly with the other Seller) contained in or made pursuant to this Agreement or any of the transactions contemplated herein.
     9.5 Indemnification by the Buyer. Subject to limits set forth in Section 9.8, the Buyer hereby agrees to indemnify and hold the Sellers harmless from and against any and all Claims in connection with, arising out of, or resulting from any breach of any representation, warranty, agreement or covenant on the part of the Buyer contained in or made pursuant to this Agreement or any of the transactions contemplated herein.
     9.6 Indemnification Procedures.
          (a) If any third party asserts any claim against a indemnified person which would entitle such person to indemnification under Sections 9.2, 9.3, 9.4, or 9.5 (the “Indemnified Party”), it shall give notice of such claim to the Party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense of such claim, subject to the provisions of this Section. The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails to assume the defense of any such claim within fifteen (15) days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or settle such claim with counsel of its own choosing at the expense of the Indemnifying Party.
          (b) If the Indemnifying Party assumes the defense of such a claim, no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim.
     9.7 Tax Indemnity.
          (a) Subject to Section 9.7(c), Sellers hereby jointly and severally, indemnify, and agree to save, defend and hold harmless Buyer and its Affiliates and their respective Representatives, from and against any Tax attributable to AES, Holdco1 and/or Holdco 2, or arising out of or related to the operation of the Business, accruing prior to the Closing Date to the extent not reserved for in the Final Net Working Capital (a “Tax Deficiency”). For the avoidance of doubt, a Tax Deficiency shall not include any amount that results from the Buyer’s preparation and filing of any Tax Return Amendment for a period (or portion thereof) that precedes the Closing Date, except where such refiling is the result of an audit, investigation, inquiry or other government initiated assessment or action.
          (b) Buyer shall have the sole control and authority over (i) the filing of all Tax Returns after the Closing Date, (ii) communications and negotiations with any taxing authorities, and (iii) the settlement, negotiation or resolution of any audits, assessments or disputes.
          (c) Subject to Section 9.9, in the event of any Tax Deficiency, the Buyer shall give the Sellers written notice of such Tax Deficiency and shall reduce the Tax Reserve Amount by the amount of the Tax Deficiency; and the Purchase Price shall be reduced by the same amount.
          (d) Within thirty (30) days after the expiration of all statute of limitations for any Taxes arising or accruing prior to the Closing Date (including tax periods for which filings are made after the Closing Date), the Buyer will pay to the Sellers (one-half to Cameron and one-half to Matthews) in immediately available funds by wire transfer to such account as each Seller may direct in writing the excess (if any) of the Tax Reserve Amount over any reductions pursuant to Section 9.7(c), together with interest on such excess calculated at six percent (6%) per annum (calculated on a semi-annual basis) from the Closing Date to the payment date. For example, if there is a Tax Deficiency of C$200,000 assessed against the Tax Reserve Amount, the interest would be calculated on C$100,000 from the Closing until the payment date.
     9.8 Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement, for breaches of representations and warranties by third parties under Article III and Article IV, the Sellers will not be liable to Buyer unless and until the aggregate amount of damages related to such breach(es) exceeds an accumulated total of C$25,000. For the avoidance of doubt, the foregoing limitations do not apply to any breach of a covenant hereunder by any Seller and do not limit or apply to the Buyer’s rights to recover any Tax Deficiency under Section 9.7 and shall not apply to any representation or warranty claim that involves allegations of any fraud on the part of the Sellers or any of them.
     9.9 Right of Setoff. The Parties hereby agree that the Buyer shall have the right to set-off any amounts owed by either or both of the Sellers to Buyer for any claim against or liabilities of either or both of the Sellers under this Agreement, in accordance with the following:
          (a) The Buyer shall provide a written notice to the Seller(s), together with supporting documentation, prior to making a set-off of any amounts owed under this Agreement. Such notice shall include the amount of the set-off, the basis for the set-off and what amounts will be set-off against the Cameron Note or the Matthews Note, as applicable, the Earn-Out Payments or the Tax Reserve Amount or some combination of the foregoing.
          (b) If the claim of set-off relates to any claim or liability arising out of or under Section 9.3, then the Buyer may set-off such amount against the Cameron Note only or any Earn-Out Payment owing to Cameron.

          (c) If the claim of set-off relates to any claim or liability arising out of or under Section 9.4, then the Buyer may set-off such amount against the Matthews Note only or any Earn-Out Payment owing to Matthews.
          (d) If the claim of set-off relates to any claim or liability arising out of or under Section 9.7, then the Buyer may set-off such amount first against the Tax Reserve Amount and then if any additional amounts are owing in accordance with Section 9.9(e).
          (e) If the amounts owed by either or both of the Sellers to the Buyer relate to any claim or liability arising out of any other section of this Agreement, then the Buyer may set-off such amount (in its sole and absolute discretion) against the Cameron Promissory Note, the Matthews Promissory Note or any Earn-Out Payments, providing that any set-off is allocated against each Seller equally.
          (f) In the event that the Sellers object to the set-off amount, then applicable Seller or Sellers shall provide the Buyer with written notice thereof within thirty (30) days after receiving the notice provided for in Section 9.9(a) and shall include reasonable detail regarding such objections with supporting documentation. If the Buyer and the Seller(s), working in good faith, are unable to agree on such amount within sixty (60) days of receipt of Sellers’ notice, then either the Buyer or the Seller(s) may refer such dispute to BDO Dunwoody LLP or, if that firm declines to act as provided in this Section 9.9(f), the Parties shall refer the dispute to a nationally recognized accounting firm or law firm acceptable to both the Sellers and the Buyer, which firm shall make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within 135 days following the Closing Date) and promptly shall notify the Parties in writing of its resolution. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. Each of the Buyer and the Sellers shall bear and pay one-half of the fees and other costs charged by such accounting firm or law firm.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of the Sellers and Buyer;
          (b) by either the Sellers or Buyer if there will have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any Governmental Agency or court of competent jurisdiction, or there will be in effect any judgment, decree or order of any Governmental Authority or court of competent jurisdiction, seeking to prohibit or limit Buyer from exercising all material rights and privileges pertaining to its ownership of Holdco1, Holdco2 and AES, or which materially adversely affects the valuation of the assets of Holdco1, Holdco2 or AES which forms the basis of Buyer’s Purchase Price from the Effective Date to the Closing;
          (c) by Buyer, if the conditions set forth in Section 7.2 have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by the Sellers on or before March 15, 2010; or
          (d) by the Sellers, if the conditions set forth in Section 7.1 above have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before March 15, 2010.
     10.2 Effect of Termination. In the event of termination in accordance with Section 10.1 hereof, this Agreement will forthwith become void and there will be no liability on the part of any Party hereto.
     10.3 Waiver. At any time prior to the Closing, any Party may in its sole discretion:
          (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto;
          (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or
          (c) waive compliance with any of the agreements or conditions contained herein.
Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party to be bound thereby.
ARTICLE XI
DEFINITIONS AND CONSTRUCTION
     11.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
     “2010 Earn-Out Payment” shall have the meaning ascribed to such term in Section 8.6(c).
     “2010 Earn-Out Period” shall have the meaning ascribed to such term in Section 8.6(e).
     “2011 Earn-Out Payment” shall have the meaning ascribed to such term in Section 8.6(d).
     “2011 Earn-Out Period” shall have the meaning ascribed to such term in Section 8.6(f).
     “AES” shall have the meaning ascribed to such term in the recitals to this Agreement.
     “AES Shares” shall have the meaning ascribed to such term in Section 4.3.
     “Action” shall mean any action, complaint, claim, suit, litigation, proceeding, employment dispute, arbitration, governmental audit, inquiry, criminal prosecution, civil or criminal investigation, or unfair labor practice charge or complaint.

     “Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Ancillary Documents” shall mean the Cameron Employment Agreement, the Van Caulart Employment Agreement, the Exclusive Marketing Agreement, the Cameron Promissory Note, the Matthews Promissory Note and any other documents delivered by a Party on the Closing Date in connection with the transactions contemplated by this Agreement.
     “Books and Records” shall mean all business records, data, documents, management information systems (including related computer software and electronic forms of data and information), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files, or documents related thereto, and all other books and records maintained by Holdco1, Holdco2 and AES.
     “Business” shall mean the historical, current, or planned future business or business activities of AES as of the Closing Date, which shall include the research, design, manufacture, sale and lease of heli-support equipment and services for use in the seismic survey industry. For the avoidance of doubt, “Business” shall not include the testing or maintenance of seismic cable or the production and manufacture of helicopter tracking and navigation software and hardware systems by Geo-Check Cable Solutions Ltd. and Absolute Tracking Solutions Ltd.
     “Business Day” shall mean a day other than Saturday, Sunday, or any day on which banks located in Calgary, Alberta, Canada are authorized or obligated to close.
     “Business IP” shall have the meaning ascribed to such term in Section 4.15(b).
     “Buyer” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.
     “Buyer’s Determination” shall have the meaning ascribed to such term Section 1.3(a).
     “C$” shall mean the Canadian dollar.
     “Cameron” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.
     “Cameron Employment Agreement” means that certain Employment Agreement between the Buyer and Brett Cameron attached hereto as Exhibit D.
     “Cameron Promissory Note” shall mean that certain promissory note in favor of Cameron in the principal aggregate amount of C$750,000 attached hereto as Exhibit F.
     “Claim” shall have the meaning ascribed to such term in Section 9.2.

     “Closing” means the consummation of the transactions contemplated by this Agreement.
     “Closing Date” shall have the meaning ascribed to such term in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competitive Activities” has the meaning ascribed to such term in Section 6.5(a)(i). The Competitive Activities shall include the design, development, manufacture, sale, lease, or rental of products, equipment or services for use in seismic acquisition surveys including, but not limited to, those related to helicopter assisted deployment and retrieval of equipment. For the avoidance of doubt, “Competitive Activities” shall not include the testing or maintenance of seismic cable or the production and manufacture of helicopter tracking and navigation software and hardware systems by Geo-Check Cable Solutions Ltd. and Absolute Tracking Solutions Ltd.
     “Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, owned by AES, including, but not limited to, business information, technology, technical documentation, product or service specifications, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information and information relating to existing, previous and potential suppliers, customers, and contracts.
     “Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, obligation, promise or commitment (in each case whether written or oral) to which AES is a party or is bound.
     “Court Order” shall mean any judgment, decision, consent decree, injunction, ruling, or order of any federal, state, local, or foreign court or governmental agency, department or authority that is binding on any Person or its property under applicable law.
     “Current Balance Sheet” shall mean the unaudited balance sheet attached hereto as Exhibit B.
     “Default” shall mean (a) a breach of or default under any Contract, Lease, or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would reasonably be expected to constitute a breach of or default under any Contract, Lease, or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would reasonably be expected to give rise to a right of termination or acceleration under any Contract, Lease, or Permit.
     “Disclosure Schedule” shall mean the disclosure schedule to this Agreement.
     “Dividend Promissory Note” shall have the meaning ascribed to such term in Section 6.9.
     “Earn-Out Notice” shall have the meaning ascribed to such term in Section 8.2(a).
     “Earn-Out Payment” shall have the meaning ascribed to such term in Section 8.6(a).

     “Effective Date” shall have the meaning ascribed to such term in the opening paragraph to this Agreement.
     “Employment Statutes” means all legislation (whether of Canada, any part thereof, or elsewhere) relating in any way to the employment of employees or other workers (whether individually or collectively) or the terms on which they are employed and including, for the avoidance of doubt, any such legislation relating to health and safety.
     “Encumbrance” shall mean any lien, pledge, option, charge, community property interest, equitable interest, right of first refusal, or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, encumbrance, or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any voting trusts or stockholders agreements or any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
     “Exclusive Marketing Agreement” means that certain Exclusive Marketing Agreement among Buyer, Cameron and Matthews attached hereto as Exhibit C.
     “Final Net Working Capital” shall have the meaning ascribed to such term in Section 1.3(c).
     “GAAP” means the accounting principles generally accepted in Canada as in effect from time to time.
     “Government Agency” means any government or any public, statutory, governmental (including a local government), semi-governmental, or judicial body, entity, department or authority and includes any self-regulatory organization established under statute.
     “Holdco1” shall have the meaning ascribed to such term in the recitals of this Agreement.
     “Holdco1 Shares” shall mean all of the issued and outstanding stock in Holdco1.
     “Holdco2” shall have the meaning ascribed to such term in the recitals of this Agreement.
     “Holdco2 Shares” shall mean all of the issued and outstanding stock in Holdco2.
     “Indemnified Party” shall have the meaning ascribed to such term in Section 9.6(a).
     “Indemnifying Party” shall have the meaning ascribed to such term in Section 9.6(a).
     “Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in Canada or anywhere worldwide. Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:
          (a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations, and continuations-in-part of patents, all renewals and extensions thereof, utility models, registrations and certificates of invention, regardless of country or formal name;
          (b) all published or unpublished non-provisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures, and records of invention;
          (c) all registered or unregistered copyrights, copyrightable works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights, and ownership of copyrightable works, the right to create derivative works, and all applications for registration, registrations, renewals, and extensions of registrations, together with all other interests accruing by reason of international copyright;
          (d) all trademarks, service marks, logos, trade names, Internet domain names, slogans, corporate names, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;
          (e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and production processes and techniques, specifications, know-how, formulae, customer and supplier lists, pricing and cost information, business and marketing plans, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, software and processes; and
          (f) all claims, causes of action, and rights to sue for past, present, and future infringement or unauthorized use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (a) through (e), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto.
     “Knowledge of the Sellers” shall mean the knowledge Cameron and/or Matthews relating to a particular matter; and for purposes of the foregoing, Cameron and Matthews shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his duties and responsibilities in the ordinary course of business, he should have known of such matter, after reasonable inquiry.
     “Leases” shall mean all of the existing leases with respect to the personal or real property of AES.
     “Liabilities” means all liabilities, losses, damages, costs, interest, fees, penalties, fines, assessments, forfeiture and expenses of whatever description (whether actual, contingent or materially prospective).

     “Material Contracts” shall mean any and all written and oral agreements, contracts, commitments and understandings to which AES is a party, by which AES is directly or indirectly bound, or to which any of the assets of AES may be subject, in each case as amended and supplemented, including:
          (a) leases, licenses, permits, franchises and other contracts concerning or relating to real property and personal property;
          (b) employment, consulting, agency, collective bargaining and other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;
          (c) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;
          (d) brokerage or finder’s agreements;
          (e) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including joint research and development and joint marketing contracts);
          (f) asset purchase agreements and other acquisition or divestiture agreements, including any agreements relating to the sale, lease or disposal of any assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;
          (g) orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of C$10,000 in the case of purchases or C$5,000 in the case of sales;
          (h) contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds C$5,000 per annum or C$10,000 in the aggregate;
          (i) sales agency, manufacturer’s representative, marketing and distributorship agreements or non-compete agreement; and
          (j) confidentiality agreements.
     “Matthews” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.
     “Matthews Promissory Note” shall mean that certain promissory note in favor of Matthews in the principal aggregate amount of C$750,000 attached hereto as Exhibit G.
     “Net Revenue” shall have the meaning ascribed to such term in Section 8.6(b).

     “Net Working Capital” means (without duplication), with respect to AES, the amount (expressed as a positive or negative number) equal to (a) the total current assets of AES, minus (b) the total current liabilities of AES, in the case of clauses (a) and (b): (i) including current assets and current liabilities relating to Taxes, (ii) including as a current asset, (A) cash collateral posted as credit support by or on behalf of AES, (B) any cash deposited by or on behalf of AES in any reserve account in connection with any Material Contract, and (C) the amount of any prepayments made at or prior to the Closing Date by or on behalf of AES for assets or services anticipated to be received by AES after the Closing Date, (iii) measured as of the time immediately prior to the consummation of, and without giving effect to, the transactions contemplated hereby, and (iv) as determined in accordance in all material respects with GAAP applied in a manner consistent with past practices of AES. By way of example, in the Year-End Financial Statements included in Exhibit B, as of August 31, 2009, the current assets equal C$1,578,016 and the current liabilities equal C$631,438; therefore as of August 31, 2009, the net working capital equals C$946,578.
     “Organizational Documents” shall mean (a) the articles of incorporation; (b) the bylaws; and (c) any amendment to any of the foregoing.
     “Party” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.
     “Permits” shall mean all licenses, permits, franchises, approvals, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state, or local, or any other person, necessary or desirable for the past or present conduct of, or relating to the operation of the Business.
     “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.
     “Purchase Price” shall mean C$4,000,000, as adjusted pursuant to Section 9.7(c).
     “Receivables” shall have the meaning ascribed to such term in Section 4.21.
     “Representative” of a Person shall mean any officer, director, principal, attorney, agent, employee, or other representative of that Person.
     “Restricted Person” shall have the meaning ascribed to such term in Section 6.4.
     “Sellers” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.
     “Sellers’ Representative” shall have the meaning ascribed to such term in Section 1.3(b).
     “Shares” shall mean the Holdco1 Shares and the Holdco2 Shares.
     “Special Dividend” means the special dividend declared and paid by Holdco1, Holdco2 and AES, respectively, pursuant to Sections 3.1(l), 3.2(l), and 4.20.

     “Stub Periods” shall have the meaning ascribed to such term in Section 6.8(b).
     “Tax,” “Taxes” or “Taxation” means all forms of taxes, duties (including stamp duty land tax), imposts, charges, withholdings, rates, levies or other governmental impositions imposed, assessed or charged by any Government Agency, together with all interest, penalties, fines, expenses and other additional statutory charges resulting from a failure to pay when due the full amount of any such imposition.
     “Tax Deficiency” shall have the meaning ascribed to such term in Section 9.7(a).
     “Taxpayers” shall mean any or all of (a) AES, (b) Holdco1, (c) Holdco2, (d) Sellers and (e) each member of any group of corporations with respect to which any Seller files or has filed a consolidated, combined or unitary Tax Return.
     “Tax Reserve Amount” shall have the meaning ascribed to such term in Section 1.2(c)(iii).
     “Tax Return” shall mean any return, report, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax pertaining to the Business, or relating to AES, Holdco1 and Holdco2.
     “Tax Return Amendment” shall have the meaning ascribed to such term in Section 6.8(c).
     “Van Caulart Employment Agreement” means that certain Employment Agreement between the Buyer and Peter Van Caulart attached hereto as Exhibit E.
     “Year-End Financial Statements” shall mean the balance sheet, and the related unaudited statements of income and cash flow of AES for the fiscal years ended in August 31, 2008 and 2009.
     11.2 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or document. The titles, captions, and headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
ARTICLE XII
OTHER PROVISIONS
     12.1 Notices. All notices, requests, demands, Claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by private courier; or

when delivered by Canadian or United States mail, first-class, registered or certified, return receipt requested, with postage paid. In each case notice shall be sent to:
If to the Sellers or the Sellers’ Representative,
addressed to:
Caron & Partners LLP
2100 700 2nd St. S.W.
Calgary, Alberta T2P 2W1
Attn: Tim Platnich
If to the Buyer, addressed to:
Mitcham Canada Ltd.
2080 21st St N.E.
Calgary, Alberta T2E 6S5
Attn: General Manager
With a copy to:
Mitcham Industries, Inc.
8141 Highway 75 South
Huntsville, TX 77340
Attn: Chief Executive Officer
or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.
     12.2 Entire Agreement. This Agreement, including the Schedule and Exhibits hereto, the Disclosure Schedule, and the Ancillary Documents, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations, and warranties, whether oral or written, by any Party or by any Representative of any Party.
     12.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Seller without the prior written consent of the Buyer. The Buyer may, without the consent of the Sellers assign all or any portion of its rights and obligations hereunder; provided, however, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement.
     12.4 Amendment or Modification; and Waiver. This Agreement may not be amended except in an instrument in writing signed by the Buyer and the Sellers. No amendment,

supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. Neither the failure nor any delay on the part of any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
     12.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated in this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the greatest extent possible.
     12.6 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a Party but, by the terms of ARTICLE IX, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.
     12.7 Governing Law and Consent to Jurisdiction. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of Alberta, Canada without regard to conflict of law principles that would result in the application of any other law.
     12.8 Legal Fees. If any Party brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.
     12.9 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated herein are consummated, each Party is responsible for all of its costs and expenses incurred in connection with this Agreement and the transactions contemplated herein.

     12.10 Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each Party of a signed signature page to this Agreement to the other Party.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

SELLERS: BRETT CAMERON, INDIVIDUALLY
By:	/s/ Brett Cameron

TERESA MARSHALL, INDIVIDUALLY
By:	/s/ Teresa Marshall

STEVE MATTHEWS, INDIVIDUALLY
By:	/s/ Steve Matthews

ANN MATTHEWS, INDIVIDUALLY
By:	/s/ Ann Matthews
[Signature Page to Stock Purchase Agreement]

BUYER: MITCHAM CANADA LTD.
By:	/s/ Billy F. Mitcham, Jr.
Billy F. Mitcham, Jr.
President

Mitcham Industries, Inc., as parent of the Buyer, hereby unconditionally and irrevocably guarantees the prompt and complete performance of all obligations of the Buyer under this Agreement.

MITCHAM INDUSTRIES, INC.
By:	/s/ Robert P. Capps
Robert P. Capps
Executive Vice President
[Signature Page to Stock Purchase Agreement]